NOT FOR DISTRIBUTION IN THE UNITED STATES, CANADA OR JAPAN


THESE MATERIALS ARE NOT AN OFFER FOR SALE OF THE SHARES IN THE UNITED STATES. THE SHARES MAY NOT BE SOLD IN THE UNITED STATES ABSENT REGISTRATION OR AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED. METRO INTERNATIONAL S.A. DOES NOT INTEND TO REGISTER ANY PORTION OF THE OFFERING IN THE UNITED STATES OR TO CONDUCT A PUBLIC OFFERING OF SHARES IN THE UNITED STATES.

FOR IMMEDIATE RELEASE                                               18 June 2003


                           TIMETABLE FOR RIGHTS ISSUE

Metro International S.A. ("Metro"), the international newspaper group, today published the timetable for the previously announced SEK 252 million rights issue and SEK 1,151 million debt to equity conversion.

Each eligible holder of Metro Swedish Depositary Receipts ("SDRs") will be offered the opportunity to subscribe for one new series A SDR for each existing SDR held, regardless of series, at a price of SEK 2.30 per SDR.

14 July 2003               Last day of trading in Metro SDRs including
                           subscription rights

15 July 2003               First day of trading in Metro SDRs excluding
                           subscription rights

17 July 2003               Record date for receipt of subscription rights

21 July 2003               Distribution of prospectus to SDR holders

24 July 2003               Announcement of results for period ended 30 June 2003

21 July - 8 August 2003    Subscription period

21 July - 5 August 2003    Trading in subscription rights on Stockholmsborsen

End of August 2003         New Series A SDRs issued to shareholders

           NOT FOR DISTRIBUTION IN THE UNITED STATES, CANADA OR JAPAN

Metro will issue rights to holders of its SDRs to subscribe for new series A SDRs, except those domiciled in the United States of America, Canada and Japan, who will receive a cash payment equivalent to the amount that will be realised from the sale of their tradable subscription rights.

In the event that the issue is not fully subscribed based on subscription rights, current SDR holders will be able to subscribe for the remaining SDRs according to their pro-rata holding of SDRs. The rights issue will be fully underwritten by Industriforvaltnings AB Kinnevik ("Kinnevik"), which is Metro's largest shareholder and creditor. Kinnevik has also indicated that it intends to take up its rights in the offering based on its current shareholding in Metro.

Morgan Stanley has been appointed as Adviser on the structuring of the refinancing and Carnegie has been appointed as Manager of the rights issue.

For further information, please visit www.metro.lu, email info@metro.lu or contact:
Pelle Tornberg, President & CEO                  tel: +44 (0) 20 7016 1300
Matthew Hooper, Investor & Press Relations       tel: +44 (0) 20 7321 5010

Metro is the world's largest free newspaper, publishing and distributing 25 editions in 16 countries in 14 languages: Stockholm, Prague, Gothenburg, Hungary, the Netherlands, Helsinki, Malmo, Santiago, Philadelphia, Toronto, Rome, Milan, Warsaw, Athens, Montreal, Barcelona, Boston, Madrid, Copenhagen, Aarhus, Paris, Marseille, Lyon, Hong Kong and Seoul. Metro International S.A. `A' and `B' shares are listed on the Stockholmsborsen `O-List' and on the Nasdaq stock market under the symbols MTROA and MTROB.

This press release contains certain "forward-looking statements" with respect to our expectations and plans, strategy, management's objectives, future performance, costs, revenues, earnings and other trend information. It is important to note that our actual results in the future could differ materially from those anticipated in forward-looking statements depending on various important factors. Please refer to the documents we have filed with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended, including our most recent annual report on Form 20-F, for a discussion of certain of these factors. All forward-looking statements in this press release are based on information available to us on the date hereof. All written or oral forward-looking statements attributable to Metro International S.A, any Metro International S.A. members or persons acting on our behalf are expressly qualified in their entirety by the factors referred to above. We do not intend to update these forward-looking statements.

Morgan Stanley & Co. Limited, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting for Metro International S.A. in connection with this transaction and for no-one else, and will not be responsible to anyone else for providing the protections afforded to customers of Morgan Stanley or for providing advice in relation to the transaction.